Exhibit 99.1


                              RECENT DEVELOPMENTS

       At our annual stockholders meeting on May 28, 2009, our stockholders approved a proposal to amend our restated certificate of incorporation to effectuate a reverse stock split at a reverse split ratio of between 1-for-5 and 1-for-20, which ratio will be selected by our board of directors, and to decrease the number of authorized shares of our Common Stock on a basis proportional to the reverse stock split ratio approved by the board. Our board, in its discretion, may elect, at any time prior to next year's annual meeting of stockholders, to effect any reverse split ratio within the range set forth above, or none of them if the board determines in its discretion not to proceed with the reverse stock split.